Exhibit 99.1
1.875% Convertible Senior Subordinated Notes Due 2025
CUSIP Numbers: 577914AD6, 577914AC8
NOTICE
          Maverick Tube Corporation, a Delaware corporation (the “Company”), has issued 1.875% Convertible Senior Subordinated Notes due 2025 pursuant to an Indenture, dated as of November 15, 2005 (the “Indenture”), between the Company and The Bank of New York Trust Company, N.A., as trustee. Capitalized terms not defined herein have the meanings assigned to such terms in the Indenture.
          The Company hereby gives notice to all record Noteholders and the Trustee, pursuant to Section 16.02(b) of the Indenture, of the occurrence of a Fundamental Change and of the repurchase right at the option of the holders arising as a result thereof, as follows:
     (i) the Fundamental Change was caused by the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of June 12, 2006 (the “Merger Agreement”), among the Company, Tenaris S.A. and OS Acquisition Corporation (“Merger Sub”), pursuant to which Merger Sub has been merged with and into the Company and each outstanding share of common stock of the Company has been converted into the right to receive $65 per share in cash;
     (ii) the date of the Fundamental Change is October 5, 2006;
     (iii) the Fundamental Change Repurchase Date, and the last date on which a holder may exercise the repurchase right, is November 6, 2006;
     (iv) the Fundamental Change Repurchase Price for any Notes repurchased is equal to 100% of the principal amount of such Notes plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date;
     (v) the name and address of the Paying Agent and the Conversion Agent is:
The Bank of New York Trust Company, N.A.,
2 N. LaSalle Street, Suite 1020,
Chicago, IL 60602
Attention: Corporate Trust Administration
     (vi) the applicable Conversion Rate is 26.0703 shares of Common Stock per $1,000 principal amount of Notes (which, after taking into account the consideration paid under the Merger Agreement, provides consideration upon conversion of $1,694.60 per $1,000 principal amount of Notes), after taking into account an increase of 1.4297 shares of Common Stock per $1,000 principal amount of Notes under Section 15.01(e) of the Indenture for holders who make a valid election to convert at any time from and after August 22, 2006 until the Fundamental Change Repurchase Date; thereafter, the applicable Conversion Rate will be 24.6406 shares of Common Stock per $1,000 principal amount of Notes (which, after taking into account the consideration paid under the Merger Agreement, provides consideration upon conversion of $1,601.64 per $1,000 principal amount of Notes);
     (vii) any Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a holder may be converted only if the holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of the Indenture;
     (viii) each holder who wishes to exercise the repurchase right must exercise the repurchase right on or prior to the close of business on the Fundamental Change Repurchase Date (the “Fundamental Change Expiration Time”);
     (ix) each holder shall have the right to withdraw any Notes surrendered prior to the Fundamental Change Expiration Time; and
     (x) the procedures that holders must follow to require the Company to repurchase their Notes are as follows:
(1) deliver to the Trustee by a holder of a duly completed notice (the “Fundamental Change Repurchase Notice”) in the form set forth on the reverse of the Note prior to the Fundamental Change Expiration Time; and
(2) delivery or book-entry transfer of the Notes to the Trustee at any time after delivery of the Fundamental Change Repurchase Notice (together with all necessary endorsements) at the Corporate Trust Office of the Trustee in the Borough of Manhattan, such delivery being a condition to receipt by the holder of the Fundamental Change Repurchase Price therefore; provided that such Fundamental Change Repurchase Price shall be so paid pursuant to Section 16.02 only if the Note so delivered to the Trustee shall conform in all respects to the description thereof in the related Fundamental Change Repurchase Notice.
The Fundamental Change Repurchase Notice shall state:
(A) if certificated, the certificate numbers of Notes to be delivered for repurchase;
(B) the portion of the principal amount of Notes to be repurchased, which must be $1,000 or an integral multiple thereof; and
(C) that the Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and the Indenture.
Any Note that is to be repurchased only in part shall be surrendered to the Trustee (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by the holder thereof or his attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and make available for delivery to the holder of such Note without service charge, a new Note or Notes, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the unrepurchased portion of the principal of the Note so surrendered.
     ADDITIONAL NOTICE RE CONVERSION: As provided in Section 15.02(i) of the Indenture, Notes surrendered for conversion during the period after the close of business on November 1, 2006 and prior to the opening of business on November 15, 2006 must be accompanied by payment of an amount equal to the interest payable on November 15, 2006 on the Notes so converted (which will be $9.375 for each $1,000 principal amount of Notes so converted). Any Notice of Conversion delivered during such period will not be effective unless accompanied by such payment.

MAVERICK TUBE CORPORATION

/s/ Milton Brice

By: Milton Brice Title: Chief Financial Officer

Date: October 6, 2006